Exhibit (h)(3)

FORM OF LICENSE AGREEMENT

LICENSE AGREEMENT (the “Agreement”), dated as of                     2016 (the “Commencement Date”) by and between FactSet Research Systems Inc. (“LICENSOR”), a Delaware corporation, having an office at 601 Merritt 7, Norwalk, CT 06851, and Pointbreak Advisers LLC (the “Adviser”) on behalf of itself and its subsidiary Pointbreak ETF Trust (the “Trust”), (the Adviser and the Trust are collectively referred to as “Licensee”), the Adviser and the Trust are each organized under the laws of the state of Delaware, and the Adviser and Trust having an office at 915 Creed Road, Oakland, CA 94610.

WHEREAS, LICENSOR compiles, calculates, maintains and owns rights in and to the indexes which are listed on Exhibit A attached hereto and to the proprietary data described therein (such rights being hereinafter individually and collectively referred to as the “Index”); and

WHEREAS, LICENSOR uses in commerce and has trade name and trademark rights to the designation “FactSet” and the names of the indexes set forth on Exhibit A (such rights being hereinafter individually and collectively referred to as the “LICENSOR Marks”); and

WHEREAS, Licensee wishes to use the Index as a benchmark of the product or products described in Exhibit B attached hereto and made a part hereof and as may be amended or restated from time to time (individually and collectively referred to as the “Product” but acting separately and not jointly); and

WHEREAS, Licensee wishes to use the LICENSOR Marks in connection with the marketing and/or promotion of the Product and in connection with making disclosure about the Product under applicable law, rules and regulations in order to indicate that LICENSOR is the source of the Index; and

WHEREAS, Licensee wishes to obtain LICENSOR’s authorization to use the Index and the LICENSOR Marks in connection with the Product pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of License.

(a) Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to Licensee a non-exclusive, worldwide, non-transferable, non-sublicensable license (i) to use the Index as a benchmark of the Product; (ii) to use and refer to the LICENSOR Marks in connection with the distribution, marketing and promotion of the Product (including in the name of the Product); and (iii) use of any data comprising the identities and weights of the securities in the Index (“Constituent Data”) in connection with making such disclosure about the Product as Licensee deems necessary under any applicable law, rules, regulations or provisions of this Agreement, but, in each case, only to the extent necessary to indicate the source of the Index. It is expressly agreed and understood by Licensee that no rights to use the Index and the LICENSOR Marks are granted hereunder other than those specifically described and expressly granted herein.

(b) The Index shall be provided in the manner specified on Exhibit A attached hereto.

(c) Licensee shall not disseminate electronically or in any other fashion, without LICENSOR’s prior written approval, any quotations or other information relating to: (i) the Index (for any reason whatsoever); (ii) any Product portfolio constituents or weights; (iii) the categorization of Product portfolio constituents into countries, sectors, industries or industry groups; or (iv) any other information about the Product to the extent that such information about the Product would provide a mechanism for reproducing any Raw Index Data. “Raw Index Data” shall be defined as any field, element, component, classification, code, calculation, formula, selection criteria, policy or methodology (including, without limitation, constituent countries, sectors industry groups, industries, companies and weights of the Index constituents) of any Index.

(e) Notwithstanding anything to the contrary in Section 1 of the License Agreement, Licensee may disseminate, on a limited basis, Raw Index Data for the sole purpose of administering or trading the Product, as follows:

(i)	as required by applicable law or regulation,

(ii)	to third party pricing agents; provided that such third party pricing agents shall be subject to the terms and conditions of this Agreement with respect to use or disclosure of such Raw Index Data and Licensee shall be jointly and severally liable to LICENSOR with respect to such third party pricing agents’ obligations hereunder.

(iii)	to the National Securities Clearing Corporation (“NSCC”). LICENSOR acknowledges that NSCC in turn distributes the holdings of the Product to other investment professionals and market participants with regularly updated snapshots; and

(iv)	to any national securities exchanges on which Product has listing privileges to the extent required to satisfy regulatory listing requirements.

(f) Notwithstanding anything to the contrary, Licensee may publish a daily posting of the holdings of the Product on its proprietary website, available at http://www.pointbreakETFs.com (“Website”).

(g) LICENSOR shall provide Licensee with access to Raw Index Data in connection with the Index, at no cost to Licensee, provided that Licensee may use the Raw Index Data solely for purposes directly related to the Product and not in connection with any other funds or products.

2.	Product.

(a) Licensee shall make all appropriate filings with all appropriate governmental authorities with respect to the Product no later than six (6) months following the Commencement Date. Licensee shall furnish, at a reasonable time in advance of the proposed filing, copies of all such filings to LICENSOR for its review. Licensee shall offer the Product no later than six (6) months following approval by all necessary governmental authorities. If Licensee does not offer the Product within six (6) months following approval by all necessary governmental authorities, this Agreement may be terminated by either party upon ten (10) days’ prior written notice to the other party, and such termination shall be without liability on the part of either party. Further, in no event shall Licensee begin issuing, managing, offering, selling, marketing or promoting the Product prior to obtaining such approval by all necessary governmental authorities.

(b) LICENSOR agrees that no person or entity (other than the Licensee) shall need to obtain a license from LICENSOR with respect to the Product including any sub-advisor (affiliated or unaffiliated) who may be delegated authority with respect to the management of Product or any portion thereof provided, however, that Licensee will inform LICENSOR in advance of its intent to use any unaffiliated sub-advisors.

(c) So long as the Product is listed as set forth above, Licensee may cross-list the Product on a non-U.S. regulated securities exchange with the prior written consent of LICENSOR.

3.	License Fees.

(a) Licensee shall pay to LICENSOR the license fees (“License Fees”) specified and provide the report called for in Exhibit C, attached hereto and made a part hereof.

(b) During the term of this Agreement and for a period of one (1) year after its termination, LICENSOR may request (such request not to be unreasonably denied by Licensee), during normal business hours and upon reasonable notice to Licensee, to review on a confidential basis excerpts of the relevant books and records of Licensee to determine that License Fees have been accurately determined on the Reports (as defined in Exhibit C) submitted by Licensee. The costs of such audit shall be borne by LICENSOR. Licensee shall promptly pay any underreported License Fees and all other amounts due hereunder determined by such audit plus interest thereon at a rate of one and one-half percent (1.5%) per month, or the highest rate allowed by law, whichever is less, for the period of time during which such amount was owed and unpaid. If such audit reveals underpayment in excess of five percent (5%) of the amount due hereunder, then Licensee shall also pay for the reasonable cost of such audit.

(c) If any fees paid to LICENSOR hereunder are subject to withholding taxes by a country other than the country of tax residence of LICENSOR (“Home Country”), Licensee shall provide to LICENSOR an original receipt from the tax authorities of such foreign country evidencing the amount of tax withheld. Such receipt shall be furnished at the time such fee is paid to LICENSOR or as soon thereafter as is practicable. If LICENSOR is denied a foreign tax credit due to the failure of Licensee to provide satisfactory evidence of the amount withheld, Licensee shall pay to LICENSOR an amount sufficient to compensate, on an after-tax basis, for the credit denied. If a tax treaty exists between the Home Country and the foreign country that is subjecting the fees to withholding taxes, LICENSOR hereby elects to apply the withholding rate applicable under such tax treaty. If Licensee requires a special certificate from LICENSOR to make the election, the certificate must be provided to LICENSOR at the time of execution of this Agreement.

4.	Term and Termination.

(a) The initial term of this Agreement shall commence on the Commencement Date and shall continue for a period of three (3) years (“Initial Term”). After the conclusion of the Initial Term, this Agreement shall automatically renew for successive one (1) year renewal terms. Either party may terminate this Agreement at the end of the Initial Term or the then current renewal term by giving the other party ninety (90) days’ prior written notice of termination.

(b) In the case of a material breach of any of the terms or conditions of this Agreement by either party, the other party may terminate this Agreement by giving thirty (30) days’ prior written notice of its intent to terminate, and such notice shall be effective on the date specified therein for such termination unless the breaching party shall correct such material breach within the notice period.

(c) Licensee may terminate this Agreement upon ninety (90) days’ prior written notice to LICENSOR if (i) Licensee is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in Licensee’s reasonable judgment materially impairs Licensee’s ability to market and/or promote the Product; (ii) if the Board of Trustees of the Trust or the Shareholders of the series of the Trust vote to liquidate the Fund; or (iii) any material litigation or regulatory proceeding regarding the Product is threatened or commenced. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(e).

(d) LICENSOR may terminate this Agreement upon ninety (90) days’ (or upon such lesser period of time if required pursuant to a court order) prior written notice to Licensee if (i) LICENSOR is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in LICENSOR’s reasonable judgment materially impairs LICENSOR’s ability to license and provide the Index and/or LICENSOR Marks under this Agreement in connection with the Product; or (ii) any litigation or proceeding is threatened or commenced regarding the Product or Licensee and LICENSOR reasonably believes that such litigation or proceeding would have a material and adverse effect upon the LICENSOR Marks and/or the Index or upon the ability of LICENSOR to perform under this Agreement. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(e).

(e) LICENSOR may terminate this Agreement immediately upon written notice to Licensee if there is a change of control of Licensee.

(f) In the event of termination of this Agreement as provided in this Section 4 or Section 2(a), the License Fees to the date of such termination shall be computed by prorating the amount of the applicable License Fees shown in Exhibit C on the basis of the number of elapsed days in the current term.

(g) Upon termination of this Agreement, Licensee shall cease to use the Index and the LICENSOR Marks in connection with the Product; provided that Licensee may continue to utilize the LICENSOR Marks for a period of one year following such termination or as required by law or regulation, solely to refer to the former name and benchmark of the Product, and in compliance with the terms and conditions of this Agreement.

5.	LICENSOR’s Obligations.

(a) LICENSOR shall not and is in no way obliged to engage in any marketing or promotional activities in connection with the Product or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Product.

(b) LICENSOR agrees to use reasonable efforts to provide reasonable support for Licensee’s development and educational efforts with respect to the Product by responding in a timely fashion to any reasonable requests for information by Licensee regarding the Index.

(c) The agent selected by Licensee (“Agent”) shall calculate and disseminate the Index. Licensee may select a different entity to serve as the Agent upon three (3) full calendar months’ notice to LICENSOR. Notwithstanding anything to the contrary, LICENSOR shall not be responsible for any delay caused by the Agent.

(d) Licensee shall reimburse LICENSOR for all fees payable by LICENSOR to the Agent for the Agent’s calculation and dissemination of the Index, as well as for any back-testing performed by the Agent.

(e) LICENSOR shall promptly instruct the Agent to correct any mathematical errors made in the Agent’s computations of the Index which are brought to LICENSOR’s attention by Licensee, provided that nothing in this Section 5 shall give Licensee the right to exercise any judgment or require any changes with respect to LICENSOR’s method of composing, calculating or determining the Index; and, provided further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

(f) LICENSOR shall develop and maintain proper disaster recovery protocols and practices to address reasonably foreseeable disruptions (resulting from systemic, technological, hardware malfunction, software malfunction, data corruption, cyber breach or other related issues) in their ability to calculate the Index and provide Raw Index Data as required herein.

6.	Informational Materials Review.

(a) Licensee shall use commercially reasonable efforts to protect the goodwill and reputation of LICENSOR and of the LICENSOR Marks in connection with its use of the LICENSOR Marks under this Agreement. Licensee shall submit to LICENSOR for its review and approval those sections of all informational materials pertaining to and to be used in connection with the Product, including, where applicable, all prospectuses, registration statements, application forms, internet sites, electronic commerce, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to LICENSOR, the Index, or the LICENSOR Marks (the “Informational Materials”). Licensee shall not publish, distribute or disseminate any Informational Materials unless the content, publication, distribution and dissemination comply with applicable law. LICENSOR’s approval shall be required with respect to the use of and description of LICENSOR, the LICENSOR Marks and the Index and shall not be unreasonably withheld or delayed by LICENSOR. Specifically, LICENSOR shall notify Licensee of its approval or disapproval of any Informational Materials within forty-eight (48) hours (excluding Saturday, Sunday and New York Stock Exchange Holidays) following receipt thereof from Licensee. Any disapproval shall indicate LICENSOR’s reasons therefor. Any failure by LICENSOR to respond within such forty-eight (48) hour period shall be deemed to constitute a waiver of LICENSOR’s right to review and object to such Informational Materials. For the avoidance of doubt, any review or suggested modification of any Informational Materials by LICENSOR shall not imply that LICENSOR has expressed or is expressing any opinion or view whether such Informational Materials comply with any applicable laws or are suitable for any use contemplated by Licensee.

(b) Informational Materials shall be addressed to LICENSOR, c/o Amy Bowman, abowman@factset.com and Brenda Tsai, btsai@factset.com. Once Informational Materials have been approved by LICENSOR, subsequent Informational Materials which do not alter the use or description of LICENSOR, the LICENSOR Marks or the Index need not be submitted for review and approval by LICENSOR.

7.	Protection of Value of License.

(a) During the term of this Agreement, LICENSOR shall use its reasonable efforts to maintain in full force and effect federal registrations for the LICENSOR Marks. LICENSOR shall at LICENSOR’s own expense and sole discretion exercise LICENSOR’s common law and statutory rights against infringement of the LICENSOR Marks, copyrights and other proprietary rights relating to the Index.

(b) Licensee shall cooperate with LICENSOR in the maintenance of such rights and registrations and shall take such actions and execute such instruments as LICENSOR may from time to time reasonably request, and shall use the following notice, written or orally as the context may dictate (once being sufficient for each separate piece of Informational Material), when referring to the Index or the LICENSOR Marks in any Informational Material:

“FactSet” and “FactSet US IPO Index” are trademarks of FactSet Research Systems Inc. and have been licensed for use by Pointbreak Advisers LLC and its subsidiary Pointbreak ETF Trust on behalf of the Pointbreak IPO Index Fund. The Product is not sponsored, endorsed, sold or promoted by FactSet Research Systems Inc. and FactSet Research Systems Inc. makes no representation regarding the advisability of investing in the Product. FactSet Research Systems Inc. does not guarantee the accuracy and/or the completeness of the FactSet US IPO Index or any data included therein and FactSet Research Systems Inc. shall have no liability for any errors, omissions, or interruptions therein.

or such similar language as may be approved in advance by LICENSOR, it being understood that such notice need only refer to the specific LICENSOR Marks referred to in the Informational Material. Licensee shall not use, nor permit the use of, the LICENSOR Marks in any Informational Material as part of a composite mark with any of its own marks, the marks of any of its Affiliates or the marks of any third party.

(c) If at any time LICENSOR is of the reasonable opinion that Licensee is not properly using the LICENSOR Marks, or that the content, publication, distribution and dissemination of any Informational Materials does not conform to the standards as set forth herein, LICENSOR may, in its sole discretion and without any obligation to do so, and without prejudice to its rights pursuant to this Agreement, give notice to Licensee to that effect. Upon receipt of such notice, Licensee shall as soon as possible, but in any event no later than five (5) business days from receipt of such notice, cease and use reasonable best efforts to cause agents to cease the circulation of all non-conforming Informational Materials, as the case may be (in all cases, subject to applicable law). Any failure of Licensee’s agents to comply with this Section 7(c) shall constitute a breach of this Agreement as if committed by Licensee itself.

8.	Proprietary Rights.

(a) Licensee acknowledges that the Index is selected, coordinated, arranged and prepared by LICENSOR through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by LICENSOR. Licensee also acknowledges that the Index and the LICENSOR Marks are the exclusive property of LICENSOR, that LICENSOR has and retains all proprietary rights therein (including, but not limited to trademarks and copyrights) and that the Index and its compilation and composition and changes therein are in the control and discretion of LICENSOR.

(b) LICENSOR reserves all rights, including any copyright, database rights, trade mark, service mark, trade secret and all other intellectual property rights, with respect to the Index, any proprietary data contained therein or provided to Licensor in connection therewith, and the LICENSOR Marks, except those expressly licensed to Licensee hereunder including but not limited to any and all information, marks, trademarks, copyright or other intellectual property that may exist with respect to Licensee’s interest in the Product (including any proprietary investment or trading strategy related thereto).

(c) Each party shall treat as confidential and shall not disclose or transmit to any third party any information that is provided under or in connection with this Agreement (“Confidential Information”). Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (a) approved in writing by the other party for disclosure or (b) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that prior written notice of such required disclosure is given to the other party and provided further that the providing party shall cooperate with the other party to limit the extent of such disclosure. The provisions of this Subsection 8(c) shall survive any termination of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

9.	Warranties; Disclaimers.

(a) LICENSOR represents and warrants that LICENSOR has the right to grant the rights granted to Licensee herein and that the license granted herein shall not infringe any trademark, copyright or other proprietary right of any person not a party to this Agreement.

(b) LICENSOR further warrants and represents to Licensee that the LICENSOR Marks and the Index are the exclusive property of LICENSOR, that LICENSOR has and retains all proprietary rights therein (including, but not limited to trademarks and copyrights), that the Index and its compilation and composition and changes therein are in the control and discretion of LICENSOR, and that the Index and LICENSOR Marks do not infringe the rights of any third party.

(c) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in each prospectus or each Statement of Additional Information (“SAl”) relating to the Product, provided the SAl is incorporated by reference into the prospectus and the prospectus contains disclosure regarding the Index that conforms to the notice in Subsection 7(b), including a cross reference to the SAl disclosure. Licensee shall furnish a copy of the prospectus and, if applicable, the SAl, to LICENSOR.

The Product is not sponsored, endorsed, sold or promoted by FactSet Research Systems Inc. (“FactSet”). FactSet makes no representation or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product particularly or the ability of the FactSet US IPO Index to track general stock market performance. FactSet’s only relationship to Pointbreak Advisers LLC and its subsidiary Pointbreak ETF Trust on behalf of the Pointbreak IPO Index Fund (“Licensee”) is the licensing of certain trademarks and trade names of FactSet and of the FactSet US IPO Index which is determined, composed and calculated by FactSet without regard to the Licensee or the Product. FactSet has no obligation to take the needs of the Licensee or the owners of the Product into consideration in determining, composing or calculating the Index. FactSet is not responsible for and has not participated in the determination of the prices and amount of the Product or the timing of the issuance or sale of the Product or in the determination or calculation of the equation by which the Product is to be converted into cash. FactSet has no obligation or liability in connection with the administration, marketing or trading of the Product.

FACTSET DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE FACTSET US IPO INDEX OR ANY DATA INCLUDED THEREIN AND LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FACTSET MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE FACTSET US IPO INDEX OR ANY DATA INCLUDED THEREIN. FACTSET MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE FACTSET IPO INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FACTSET HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of LICENSOR.

(d) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

(e) Licensee represents and warrants to LICENSOR that the Product shall at all times comply with the description in Exhibit B.

(f) Licensee represents and warrants to LICENSOR that the use of the Index and LICENSOR Marks by Licensee shall not violate any applicable law, including but not limited to banking, commodities and securities laws and regulations.

(g) Neither party shall have any liability for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement, even if notified of the possibility of such damages. Without diminishing the disclaimers and limitations set forth in Subsection 9(c), the cumulative liability, excluding liabilities that arise from acts of gross negligence, willful misconduct, or fraud, of LICENSOR to Licensee shall not exceed the License Fees actually paid to LICENSOR hereunder during the twelve (12) months immediately preceding the date when such claim arose.

(h) Use of any marks by Licensee in connection with its Product (including in the name of such Product) which are not the LICENSOR Marks is at Licensee’s sole risk.

(i) The provisions of this Section 9 shall survive any termination of this Agreement.

10.	Indemnification.

(a) Licensee shall indemnify and hold harmless LICENSOR, its affiliates and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of any claim, action, or proceeding that arises out of or relates to (a) this Agreement, except insofar as it relates to a breach by LICENSOR of its representations or warranties hereunder, or (b) its use or distribution of the Product; provided, however, that LICENSOR notifies Licensee promptly of any such claim, action or proceeding. Licensee shall periodically reimburse LICENSOR for its reasonable expenses incurred under this Subsection 10(a). LICENSOR shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of Licensee without waiving the indemnity hereunder. Licensee, in the defense of any such claim, action or proceeding except with the written consent of LICENSOR, shall not consent to entry of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to LICENSOR of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of LICENSOR. This provision shall survive the termination or expiration of this Agreement.

(b) LICENSOR shall indemnify and hold harmless Licensee, its affiliates and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of any claim, action, or proceeding that arises out of or relates to any breach by LICENSOR of its representations or warranties under this Agreement; provided, however, that (a) Licensee notifies LICENSOR promptly of any such claim, action or proceeding; (b) Licensee grants LICENSOR control of its defense and/or settlement; and (c) Licensee cooperates with LICENSOR in the defense thereof. LICENSOR shall periodically reimburse Licensee for its reasonable expenses incurred under this Subsection 10(b). Licensee shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of LICENSOR without waiving the indemnity hereunder. LICENSOR, in the defense of any such claim, action or proceeding, except with the written consent of Licensee, shall not consent to entry, of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of Licensee. This provision shall survive the termination or expiration of this Agreement.

11.	Suspension of Performance.

Neither LICENSOR nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

12.	Other Matters.

(a) This Agreement is solely and exclusively between the parties hereto and shall not be assigned or transferred by either party, without prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void.

(b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

(c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

(d) Except as set forth in Section 6 hereof with respect to Informational Materials, all notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested to the address set forth below or such address as either party shall specify by a written notice to the other, and (iii) deemed given upon receipt.

Notice to LICENSOR:	FactSet Research Systems Inc.
601 Merritt 7
3rd Floor
Norwalk, CT 06851
Attn.: Rachel Stern
General Counsel

Notice to Licensee:	Pointbreak Advisers LLC
1500 West Avenue
Richmond, VA 23220
Attn: Heather Harker
General Counsel

(e) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

(f) Each party agrees that in connection with any legal action or proceeding arising with respect to this Agreement, they will bring such action or proceeding only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department and each party agrees to submit to the jurisdiction of such court and venue in such court and to waive any claim that such court is an inconvenient forum. Each party waives its right to a trial by jury.

In witness thereof, Licensee and LICENSOR have duly executed this Agreement as of the date first set forth above.

Agreed to by: FACTSET RESEARCH SYSTEMS INC. Signature (Duly authorized officer) Name (Please print or type) Title (Please print or type)	Agreed to by: POINTBREAK ADVISERS LLC ON BEHALF OF ITSELF AND POINTBREAK ETF TRUST Signature (Duly authorized officer) John T. Hyland Name (Please print or type) President Title (Please print or type)

EXHIBIT A

The LICENSOR Marks shall be “FactSet” and the names of the following index:

“FactSet US IPO Index”

Index data provided to Licensee shall consist of:

•	Complete daily Index file(s) consisting of all underlying securities in the Index, including each security’s name, identifier, share amount, index weighting, and index market capitalization.

•	Index component changes consisting of any corporate action events and component rebalancing, including each security’s name, identifier, new and old share amounts, new and old adjustment factors for each stock changing, and share factors for corporate actions (if applicable). Licensee shall receive notice of all Index component changes no later than 4:00 pm EST on the day preceding such change.

Notwithstanding the foregoing, LICENSOR shall not be liable for any delay caused by the Agent.

In addition LICENSOR shall disseminate the following Index data to the public:

Each day the exchanges where the Product is traded are open for business, LICENSOR or the Agent shall calculate and disseminate the price and total return intraday and closing values for the Index to Licensee and third party websites and data vendors.

EXHIBIT B

The Product is an exchange-traded fund (“ETF”) to be issued, sold and traded on a public basis in accordance with the applicable rules of the applicable exchanges and all applicable securities laws, rules and regulations.

The Product shall not be limited as to the number of unit trust shares or which securities exchanges or stock markets it may be traded on.

Licensee may not create or offer any futures, options or other derivatives based on the Index.

The Product shall include the ETF to be named or identified as follows:

POINTBREAK IPO INDEX FUND